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                                  EXHIBIT 10.1



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                                LICENSE AGREEMENT



      This LICENSE AGREEMENT dated as of July 18, 1996, by and between COLLAGENEX PHARMACEUTICALS, INC., a Delaware corporation ("CollaGenex"), and BOEHRINGER MANNHEIM ITALIA, a company organized under the laws of Italy ("BMI").

                              W I T N E S S E T H :

      WHEREAS, CollaGenex has developed the Products and desires to license BMI to make and sell Products on the terms set forth herein; and

      WHEREAS, BMI desires to license the Products from CollaGenex for purposes of making the Products and marketing the Products in the Territory;

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. DEFINITIONS.

            1.1 "Affiliate" shall mean any entity in which the party has a direct or indirect ownership interest of at least fifty percent (50%), or any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party.

            1.2 "BMI Improvements" shall mean all inventions, improvements, enhancements, modifications, discoveries, claims, formulae, processes, apparatuses, Technical Information, Patents, trade secrets, technologies and know-how, whether or not covered by claims of proprietary rights, related to the Products and created or made by BMI, its agents or its Affiliates during the manufacture of Products hereunder.

            1.3 "CollaGenex Improvements" shall mean all inventions, improvements, enhancements, modifications, discoveries, claims, formulae, processes, apparatuses, Technical Information, Patents, trade secrets, technologies and know-how, whether or not covered by claims of proprietary rights, related to the Products and created or made by CollaGenex, its agents or its Affiliates during the term of this Agreement.

            1.4 "Commercial Sale" shall mean any sale which transfers title to any Product to a third party. Transfers of title to an Affiliate of BMI shall not constitute a Commercial Sale unless such Affiliate is the intended end user of the Product.

            1.5 "Confidential Information" shall mean any and all information or portion thereof disclosed to or otherwise acquired or observed by either party or its
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employees, agents or Affiliates (each individually referred to as a "recipient")
either directly or indirectly from the other party, including but not limited to the Products and/or Improvements, as well as any other information regarding either party's inventions, improvements, enhancements, modifications, discoveries, claims, formulae, processes, apparatuses, research, development, Patents, Technical Information, know-how, trade secrets, knowledge, designs, drawings, specifications, concepts, data, reports, methods, documentation, methodology, pricing, marketing plans, customer lists, salaries or business affairs, and any other information or knowledge owned or developed by either party, except for information which the recipient can demonstrate:

                  (i) was at the time of disclosure to such recipient part of the public domain or thereafter becomes part of the public domain through no act or omission by such recipient; or

                  (ii) was lawfully in such recipient's possession as shown in written records prior to disclosure by the disclosing party and without obligation of confidentiality; or

                  (iii) was lawfully received by such recipient after disclosure from a third party without obligation of confidentiality and without violation by said third party of an obligation of confidentiality to another; or

                  (iv) was required to be disclosed by law or court order.


            1.6 "Net Sales" of Products shall mean the gross invoice price received and attributable to the Commercial Sale of Products by BMI or an Affiliate of BMI, less returns, promotional allowances, freight, transportation insurance, charges for returnable containers, import or export taxes, any tax or government charge levied on the sale, transportation or delivery of such Products and borne by the seller thereof, commissions to third parties, and customary trade discounts actually taken.

            1.7 "Patents" shall mean any current or future patent or patent application in any country, including any extensions or future extension mechanisms, including Supplementary Protection Certificates or the equivalent thereof, renewals, continuations, continuations-in-part, divisions, patents-of-additions, and/or reissues thereof, which contains one or more claims covering any part of the Products, Technical Information or Improvements.

            1.8 "Products" shall mean Periostat, the doxycycline product developed by CollaGenex as a therapy for periodontal disease.

            1.9 "Technical Information" shall mean unpublished research and development information, unpatented inventions, know-how, trade secrets, techniques, practices and technical data in the possession of CollaGenex which are needed to produce Products and which CollaGenex has the right to provide to BMI.

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                  1.10 "Territory" shall mean the country of Italy, San Marino and the Vatican City.

         2. LICENSES AND OTHER RIGHTS.

                  2.1 Grant of Licenses. Subject to the limitations described below, CollaGenex hereby grants to BMI (i) an exclusive right and license to use, distribute and sell Products in the Territory, (ii) a non-exclusive right and license to make, manufacture and use Technical Information to make Products,
(iii) an exclusive right and license under Patents applicable to the Territory, if any, to use, distribute and sell Products in the Territory, and iv) a non-exclusive right and license under Patents applicable to the Territory, if any, to make and manufacture Products in the Territory. BMI shall have no right to sublicense its rights hereunder to any third party, other than Affiliates of BMI, for any purpose, including, without limitation, third party manufacturing of Products, without the express written permission of CollaGenex, which will not be unreasonably withheld.

                  2.2 Exclusivity of License; Title. All exclusive licenses granted to BMI hereunder will be exclusive as to CollaGenex and all others. CollaGenex shall retain title to, and be the owner of, any and all (i) Patents,
(ii) Technical Information, (iii) BMI Improvements and (iv) CollaGenex Improvements. BMI agrees to notify CollaGenex of any BMI improvements. To the extent any BMI Improvements are covered by Patents and should BMI not be permitted by applicable law to assign such BMI Improvements to CollaGenex, then BMI agrees to grant to CollaGenex a perpetual, exclusive (except for BMI's use in the manufacturing and marketing of Products), irrevocable, royalty free license to such BMI Improvements. In the event BMI decides not to seek patent protection for a particular BMI Improvement, CollaGenex shall have the right, but not the obligation, to seek patent protection for such BMI Improvement. BMI agrees to execute such documents as reasonably required by CollaGenex to document, record and otherwise perfect its interests in the Technical Information, Patents and BMI Improvements. CollaGenex agrees to advise BMI of any CollaGenex Improvements and, to the extent that it is able, CollaGenex agrees to grant BMI a license to make, manufacture, use, distribute and sell Products in the Territory using CollaGenex Improvements. If such CollaGenex Improvements are the subject of a licensing agreement with a third party, then BMI agrees to abide by the terms of such licensing agreement, except that it is understood that BMI shall not be obligated to pay any royalty, licensing fee or other amount to such third party. BMI understands that the rights granted to them BMI to CollaGenex Improvements may not be as broad as those rights granted under Section 2.1 hereof.

                  2.3 Prohibited Transfers. CollaGenex agrees that, without BMI's prior express written consent, CollaGenex will not assign, sell, convey, lease, license, transfer, hypothecate, encumber or suffer imposition of any lien on, grant any right or interest in, or disclose to any third party any Confidential Information concerning, the Products in the Territory. BMI shall not disclose any unpublished Technical Information furnished by CollaGenex pursuant to Section 2.1 hereof to third parties during the term hereof, or at any time thereafter; provided, however, that disclosure may be made of any such Technical Information to the extent necessary to market Products to

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purchasers, provided that such purchasers agree to be bound by a similar non-disclosure agreement. BMI shall not use any Technical Information furnished by CollaGenex other than in the manufacture and marketing of Products and only during the term of this Agreement.

                  2.4 Manufacturing Rights. During the term hereof, BMI may either (i) manufacture Products itself or have Products manufactured by Affiliates or Third Parties (as set forth in Section 2.1) and/or (ii) purchase Products for resale by BMI in the Territory from contract manufacturers in the United States licensed and authorized by CollaGenex to perform such contract manufacturing on terms and conditions agreed upon by BMI and such third party manufacturers. In the event BMI or any of its Affiliates develops its own manufacturing capability for Products, each of BMI and such Affiliate agrees to manufacture such Products in accordance with (A) any specifications set by any applicable regulatory authorities and (B) any applicable rules and regulations relating to quality controls.

                  2.5 Supply of Other European Licensees. In the event BMI or any of its Affiliates develops its own manufacturing capability for the Products, BMI and such Affiliates agree to manufacture and supply Products to any other licensees of Products in Europe who have not established their own manufacturing capability of Products. Such agreements to supply Product will be reached on a case-by-case basis, based on the availability of manufacturing capacity, and, in the event that sufficient manufacturing capacity does not exist to supply such licensees, BMI agrees to notify CollaGenex as soon as possible and to facilitate the establishment of an alternative source of supply. In case BMI supplies Product to a licensee of CollaGenex, such Products shall be supplied by BMI at a price which does not exceed BMI's direct costs plus a 50% mark-up. In supplying Products to such other licensees, BMI and its Affiliates agree to comply with all applicable laws and regulations relating to the control of exports or the transfer of pharmaceutical compounds, drugs and/or technologies, including, without limitation, Products. It is understood that the sale of Products by BMI or its affiliates to other licensees of CollaGenex does not represent Net Sales.

                  2.6 Government Submissions. As soon as reasonably practicable after delivery by CollaGenex to BMI of all relevant sections of the New Drug Application (the "NDA") filed with the United States Food and Drug Administration ("FDA") with respect to the Product, BMI shall prepare and make all necessary regulatory filings with all applicable regulatory authorities in the Territory with respect to the Product. CollaGenex shall provide such relevant sections of the NDA to BMI on a prompt basis. BMI shall use diligent efforts to obtain the approval of all necessary regulatory authorities in the Territory with respect to the Product. BMI shall be the owner and party of record sponsoring all submissions to regulatory authorities in the Territory with respect to the Product. The labeling will be agreed upon between the Parties and prepared in accordance with Regulatory requirements in the Territory. In the event that BMI is unable to obtain the approval of all necessary regulatory authorities in the Territory with respect to the Product within two and one-half (2.5) years from the date CollaGenex supplies to BMI all relevant sections of the NDA, all rights and licenses granted to BMI by CollaGenex hereunder shall terminate and such termination shall be

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subject to the provisions of Section 8.6 and 8.7 hereof, unless BMI can provide written evidence that the delays incurred were beyond its control: in such case the Parties will agree about a new reasonable term for obtaining the approval.

         3. LICENSING FEES AND ROYALTY PAYMENTS.

                  3.1 Royalty Payments. In consideration of the license granted under this Agreement, BMI agrees to pay to CollaGenex the following licensing fees:

                           (i)      $400,000 upon the execution of this
                                    Agreement;

                           (ii) $ *** upon the *** anniversary of the delivery by CollaGenex to BMI of all NDA Documentation, unless BMI can provide written evidence that additional studies are required for the submission of a regulatory filing to the Italian authorities, in which case the payment will be made at the time of submission of the filing;

                           (iii) $ *** upon the regulatory approval of the Products in Italy.

In addition, a running royalty will be paid according to the following terms:

                           (a) *** percent ( *** %) of the applicable Net Sales of Products for the first *** following first Commercial Sale in the Territory;

                           (b) *** percent ( *** %) of the applicable Net Sales of Products for *** following first Commercial Sale in the Territory;

                           (c)      *** percent ( *** %) thereafter.

If at any time during the term of this Agreement it can be demonstrated by way of a recognized market audit (e.g. IMS) that an equivalent competitive Product has captured at least *** % of the total market for such Products, measured by volume of sales units, then the royalty rate applicable under (a) and (b) above will be reduced to *** %.


                  3.2 Reports and Payments. Payments pursuant to clauses (i-iii) of Section 3.1 hereof will be paid to CollaGenex within forty five (45) days after the triggering event. Payments pursuant to clauses (a-c) of Section 3.1 hereof will be paid to CollaGenex within sixty (60) days after the end of each calendar quarter during the term hereof with respect to applicable Net Sales paid to BMI and/or any Affiliate of BMI during such calendar quarter. With each such quarterly payment, BMI will provide CollaGenex with a written report stating the respective Net Sales actually paid to BMI

----------
***Confidential information has been omitted and filed separately with the Securities and Exchange Commission

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and/or any Affiliate of BMI during such prior calendar quarter and the amount of royalties earned by CollaGenex thereon pursuant to this Section 3.

                  3.3 Recording and Inspection. BMI agrees that for a period of three (3) years after delivery of each report referred to in Section 3.2, it shall keep at its principal place of business complete records of applicable Net Sales received by BMI and/or any Affiliate of BMI and other information necessary to permit BMI to confirm the accuracy of the calculations of Net Sales, and to make regular entries in such records at its earliest business convenience for the purpose of determining the Net Sales hereunder. For the sole purpose of verifying BMI's performance of its obligation to make payments hereunder, CollaGenex, solely through its independent certified public accountant or other independent third party designee, will have the right to examine BMI's records reflecting such Net Sales and other information, provided, that such examination is made within three (3) years after the close of the calendar year in respect of which BMI's records are being examined, conducted during BMI's normal business hours, made after thirty (30) days' advance written notice to BMI and limited to no more than one examination in any calendar year. The results of such examination shall be made available to both parties. CollaGenex shall bear the full cost of the performance of any such examination, unless such examination discloses a variance of more than two percent (2%) from the amount of the original report or payment calculation. In such case, BMI shall bear the full cost of the performance of such examination. BMI shall promptly pay to CollaGenex any variance disclosed in any such examination.

                  3.4 Mode of Payment. All payments shall be paid in U.S. dollars. Payments due on currencies received other than United States Dollars shall be translated at the rate of exchange at which United States Dollars are listed in the Wall Street Journal for Italian Lira on the last business day of the calendar quarter in which such revenues are received by BMI and/or an Affiliate of BMI.

         4. PATENT AND TRADEMARK MATTERS.

                  4.1 Patents. CollaGenex shall have the sole right, but not the obligation, to file, prosecute and maintain all Patents that are the property of CollaGenex. CollaGenex shall have the sole right to determine whether or not, and where, to file Patents, to abandon the prosecution of any Patents or to discontinue the maintenance of any Patents. BMI shall execute such documents as are reasonably necessary to file, prosecute and maintain all Patents.

                  4.2 Recordation. If either BMI or CollaGenex so requests in writing, the parties will promptly file and record with any applicable patent office or authority, a copy or memorandum of this Agreement and any other agreement granting BMI rights in the Products and Technical Information.

                  4.3 Patent Enforcement. BMI shall notify CollaGenex of any suspected infringement of Patents, if any, in the Territory. CollaGenex shall have the sole right to institute patent infringement actions against third parties based on any suspected

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infringement of Patents in the Territory. BMI shall execute all necessary and proper documents and take such actions as shall be appropriate, including, without limitation, making available employees of BMI for testimony and making available any records, papers, information and other materials, to assist CollaGenex in instituting and prosecuting such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise), shall be retained by CollaGenex. During the term hereof, BMI shall notify CollaGenex of any prior art or other information known to BMI which is relevant to the patentability or validity of any of the Patents or which might cause a court to deem any of the Patents wholly or partly inoperative or invalid.

                  4.4 Trademarks. BMI will use the trademarks of CollaGenex, if such trademarks are registrable, in advertising and selling the Products in the Territory and only in accordance with approved method of use of such trademarks. This Agreement does not give BMI any rights to changing the trademark or trade names of any Product.

                  5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES.

                  5.1 Representations and Warranties of CollaGenex. CollaGenex hereby represents and warrants to BMI that:

                           (i) it is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged;

                           (ii) it has full corporate power and authority to
execute and deliver this Agreement and to perform all of its obligations hereunder, and no consent or approval of any other person or governmental authority is required therefor. The execution and delivery of this Agreement by CollaGenex, the performance by CollaGenex of its covenants and agreements hereunder and the consummation by CollaGenex of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of CollaGenex, enforceable against it in accordance with its terms;

                           (iii) neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the Certificate of Incorporation or By-Laws of CollaGenex or any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or results in any breach of any of the terms of or constitutes a default under or results in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which CollaGenex is a party or by which any of the assets of CollaGenex is bound; and

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                           (iv) CollaGenex has no knowledge of, and has received
no notice of, any claim of ownership or other adverse interest of any third party with respect to the Products or Technical Information.

                  5.2 Representations and Warranties of BMI. BMI hereby represents and warrants to CollaGenex that:

                           (i) it is a corporation duly organized, validly
existing and in good standing under the laws of Italy and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged;

                           (ii) it has full corporate power and authority to
execute and deliver this Agreement and to perform all of its obligations hereunder, and no consent or approval of any other person or governmental authority is required therefor. The execution and delivery of this Agreement by BMI, the performance by BMI of its covenants and agreements hereunder and the consummation by BMI of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of BMI, enforceable against it in accordance with its terms; and

                           (iii) neither the execution and delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the organizational or governing documents of BMI or any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or results in any breach of any of the terms of or constitutes a default under or results in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which BMI is a party or by which any of the assets of BMI is bound.

         6. INDEMNIFICATION.

                  6.1 Indemnification by the Parties. Each of the parties will indemnify the other party from and against any and all losses, claims, demands, obligations, liabilities, costs, expenses, or damages of any kind or nature (collectively "Damages"), including but not limited to reasonable fees of attorneys, accountants, and other professionals, incurred by the indemnified party as a result of any claim or proceeding brought against the indemnified party by any person not a party to this Agreement, to the extent that such claim or proceeding is based on any of the representations or warranties contained in this Agreement being untrue or upon the breach of any of the provisions of this Agreement; provided that the indemnified party promptly notifies the indemnifying party of any such claim or proceeding in writing and gives the indemnifying party the opportunity to defend or settle such claim or proceeding. The indemnified party agrees to cooperate with the indemnifying party, at the indemnifying party's expense, in defending or settling any such claim or proceeding.

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                  6.2 Product Indemnification. BMI agrees to defend, indemnify and hold harmless CollaGenex from any and all Damages arising from injury or damage to persons or property resulting directly or indirectly from BMI's use, manufacture, sale or other disposition of any Products in the Territory. BMI will utilize its best efforts to obtain liability insurance covering the manufacture and sale of Products on terms and in amounts as are customary for the pharmaceutical industry.

                  6.3 Limitation on Damages. In no event shall the liability of CollaGenex under this Agreement exceed the aggregate amount of the licensing fees and royalty payments paid by BMI to CollaGenex pursuant to Section 3.1 hereof.

                  6.4 Limitation on Warranties. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY COLLAGENEX OF (A) THE VALIDITY OF ANY OF THE PATENTS OR (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY OF THE TECHNICAL INFORMATION AT ANY TIME MADE AVAILABLE BY COLLAGENEX OR (C) THAT THE PRODUCTS PRODUCED IN ACCORDANCE WITH SUCH TECHNICAL INFORMATION WILL BE FREE FROM CLAIMS OF INFRINGEMENT OF PATENTS OF ANY THIRD PARTY. COLLAGENEX SHALL HAVE NO LIABILITY WHATSOEVER TO BMI OR ANY AFFILIATE THEREOF FOR OR ON ACCOUNT OF ANY DAMAGES ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON BMI OR ANY AFFILIATE THEREOF, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (1) THE PRODUCTION, USE OR SALE OF ANY PRODUCTS IN THE TERRITORY, OR THE PRACTICE OF THE PATENTS EXCEPT FOR THE INFRINGEMENT OF PROPRIETARY RIGHTS, (2) THE USE OF ANY TECHNICAL INFORMATION DISCLOSED BY COLLAGENEX OR (3) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

         7. CONFIDENTIALITY.

                  7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the recipient shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by the other party or developed pursuant to this Agreement; provided, however, that after the expiration or termination of this Agreement, either party shall be free to exploit commercially in any manner any proprietary information and technology which belongs solely or jointly to it.

                  7.2 Authorized Disclosure. Each party may disclose Confidential Information of the other party to its employees, agents or Affiliates (i) who are required to know such information in connection with the permitted use of such information hereunder and (ii) who are bound by customary non-use and confidentiality obligations as set forth in this Section 7.

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                  7.3 Business Terms. The parties acknowledge and agree that the financial terms contained in Section 3.1 of this Agreement shall be considered Confidential Information hereunder.

         8. TERMINATION AND REVERSION OF TECHNOLOGY.

                  8.1 Mutual Termination. The parties hereto may terminate this Agreement by mutual consent. Such termination shall be effective 60 days after such a determination or upon such other date as the parties may mutually agree.

                  8.2 Termination of Licenses Without Cause. BMI may terminate and revert its licenses and all right to make, use or sell under this Agreement at any time upon *** prior written notice. Such reversion shall be free of any continuing lien on, or grant of any right or interest in, the Products or Technical Information. In the event of such termination, no further payments relating to the Products shall accrue or be due under this Agreement subsequent to the effective date of such termination; provided, however, that BMI shall pay to CollaGenex any royalties accrued on sales prior to the effective date of the termination of the license.

                  8.3 Breach of Material Obligations. Failure by either party to comply with any of the material obligations contained in this Agreement shall entitle the other party to give to the party in default notice specifying the nature of the default and requiring such party to cure such default. If the party receiving such notice disagrees with the existence, extent or nature of the default, the issue shall be referred to arbitration pursuant to Section 9.10 for a decision regarding the existence, extent or nature of the default, cure and remedy therefor. If such default is not cured within 60 days or after the determination pursuant to arbitration (or, if such default cannot be cured within such 60 day period and the party in default does not commence and diligently continue actions to cure such default), the notifying party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to all remedies available to it by law or in equity, including without limitation, the termination of this Agreement.

                  8.4 Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar

--------

   *** Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

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process against any substantial part of the property of the other party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

                  8.5 Right to Sell Stock on Hand. Upon the termination of the licenses granted hereunder for any reason other than a failure to cure a material breach of this Agreement by BMI, BMI shall have the right to complete all work in progress and for one year (or such longer period as the parties may reasonably agree) to dispose of all Products or substantially completed Products then on hand, and royalties shall be paid to CollaGenex with respect to such Products as though such license had not terminated or expired.

                  8.6 Effect of Termination. In the event of any termination of this Agreement, except as otherwise provided herein, all rights to the Products and Technical Information shall revert to CollaGenex who shall be free to develop, license or otherwise exploit the Products and Technical Information in the Territory as it deems appropriate and BMI shall (i) take whatever steps are reasonably necessary and appropriate to effect reversion to CollaGenex of all rights to the Products and Technical Information, (ii) return to CollaGenex all information relating to the Products and Technical, (iii) make no further use of any Technical Information and (iv) take whatever steps are reasonably necessary and appropriate to transfer to CollaGenex or its designees all submissions to regulatory authorities (or any part thereof) in the Territory.

         Notwithstanding the foregoing paragraph, in the event that, after BMI has paid to CollaGenex all amounts under sections 3.1(i), (ii), and (iii) hereof, CollaGenex shall become insolvent or bankrupt under applicable U.S. bankruptcy laws, or shall make an assignment for the benefit of its creditors, or there shall be appointed a trustee or receiver of CollaGenex or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against CollaGenex in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of CollaGenex, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged (each such event being a "Bankruptcy Event"), then all amounts thereafter paid by BMI to CollaGenex pursuant to
Section 3.1(a), (b) or (c) hereof shall be used exclusively by CollaGenex to pay its royalty payment obligations to The Research Foundation of the State University of New York ("SUNY") or its successors or assigns.

         Notwithstanding the first paragraph of this Section 8.6, in the event that, after BMI has paid to CollaGenex all amounts under Sections 3.1(i), (ii) and (iii) hereof, an arbitrator determines that CollaGenex has breached its material obligations hereunder (as determined in accordance with Section 8.3 hereof and excluding any Bankruptcy Event), then BMI may, as part of its remedy, upon sixty (60) days notice to CollaGenex (provided that CollaGenex does not cure or take reasonable steps to cure such breach)

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and upon the written consent of SUNY, (i) retain the right to manufacture and sell the Products in the Territory, (ii) retain the right to use in the Territory any trademark licensed pursuant to Section 4.4 hereof under which the Products were sold or marketed, (iii) terminate the obligations to pay royalties to CollaGenex pursuant to Sections 3.1(a), (b) or (c) hereof, and (iv) pay to SUNY directly amounts equal to the royalties that would otherwise be payable by CollaGenex to SUNY pursuant to the agreement between CollaGenex and SUNY, as amended: provided, however, that such royalties will not exceed the royalties pursuant to the agreement between CollaGenex and BMI.


         9. MISCELLANEOUS.

                  9.1 Further Assurances. The parties hereto agree to execute and deliver such other documents, instruments and agreements and to take such other action as may be necessary, proper or appropriate to carry out the terms of this Agreement.

                  9.2 Notices. All notices required or permitted under this Agreement shall be in writing and delivered by any method providing for proof of delivery. Any notice shall be deemed to have been given on the date of receipt. Notices shall be delivered to the parties at the following addresses until a different address has been designated by notice to the other party:

                  If to CollaGenex:

                  CollaGenex, Inc.
                  301 South State Street
                  Newtown, Pennsylvania 18940
                  Attention: Brian M. Gallagher, Ph.D.,
                       President and Chief Executive Officer
                  with a copy to:

                  Buchanan Ingersoll
                  College Center
                  500 College Road East
                  Princeton, New Jersey  08540
                  Attention:  David J. Sorin, Esq.

                  If to BMI:

                  Boehringer Mannheim Italia
                  Via S. Uguzzone, 5
                  1-20126
                  Italy
                  Attention: Licensing Department

                  9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  9.4 Entire Agreement; Modifications. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and no modification, amendment, change or supplement shall be effective unless in writing and signed by the party against which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements relating to the subject matter hereof.

                  9.5 Waiver. The waiver by either party of a breach or default of any provisions contained herein shall be in writing and shall not be construed as a waiver of any succeeding breach or default or of the provision itself.

                  9.6 Expenses. Except as otherwise provided for under this Agreement, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transaction contemplated hereby.

                  9.7 Governing Law. This Agreement shall be governed by the construed in accordance with the laws of Switzerland.

                  9.8 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect the interpretation of any of the provisions hereof.

                  9.9 Severability. If any provision herein contained shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

                  9.10 Arbitration. All disputes, other than requests for injunctions or preliminary relief or patent-related matters, related to this Agreement, or its formation, interpretation, enforcement or breach, shall be settled by arbitration in the International Chamber of Commerce in Zurich, Switzerland. The arbitration award shall be final and binding regardless of whether one of the parties fails or refuses to participate in the arbitration and shall be enforceable by any court having jurisdiction there over. The arbitrator is empowered to hear and determine all such disputes between the parties concerning the subject matter of this Agreement, and the arbitrator may award monetary damages, including interest, restitution and costs. The arbitration shall be subject to an overall time limitation of not more than 120 days.

                  9.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of each of CollaGenex and BMI and each of their respective successors and assigns. BMI may not assign its rights and obligations hereunder without the prior written consent of CollaGenex.

                  9.12 Independent Contractors. Nothing in this Agreement shall create any association, partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither party shall have the power or authority to obligate the other in any way. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       BOEHRINGER MANNHEIM ITALIA


                                       By  /s/Dr. Giancarlo Bolognesi
                                           -------------------------------
                                           Dr. Giancarlo Bolognesi,
                                           Licensing Director





                                       COLLAGENEX PHARMACEUTICALS, INC.


                                       By  /s/Robert A. Ashley
                                           -------------------------------
                                           Robert A. Ashley, Vice President
                                           Commercial Development